Exhibit 10.1

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made and entered into as of September 1, 2025, by and among Tiltan Software Engineering Ltd., an Israeli corporation (the “Company”), Nukkleus Inc, a Delaware corporation (the “Buyer”), Nukk Picolo Ltd, an Israeli company which is wholly owned by the Buyer (the “Subsidiary”), and Arie Shafir (Israeli ID 067242404) (the “Shareholder”).

WHEREAS, the Shareholder is the sole stockholder of the Company;

WHEREAS, the Subsidiary and indirectly the Buyer are interested in acquiring, and the Shareholder is interested in selling, all of the issued and outstanding share capital of the Company in consideration for a purchase price consisting of the Buyer’s Shares and cash payments as provided for in this Agreement;

WHEREAS, the board of directors of each of the Company, the Subsidiary and the Buyer have approved this Agreement, and each of them has determined that this Agreement and the transactions contemplated herein are advisable and in the respective best interests of each of the parties;

NOW, THEREFORE, in consideration of the foregoing, and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the receipt and sufficiency of which the parties hereto hereby acknowledge, the parties hereto hereby agree as follows:

ARTICLE I
Definitions

1.1	Certain Defined Terms.

For purposes of this Agreement, the following capitalized terms have the following meanings, unless otherwise specified herein:

“Acquisition Proposal” means (a) any proposal, offer, inquiry or indication of interest relating to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries, or (b) any acquisition by any Person, resulting in, or any proposal, offer, inquiry or indication of interest that if consummated would result in, any Person becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 15% or more of the total voting power or of any class of equity securities of the Company or 15% or more of the consolidated net revenues, net income or total assets (it being understood that total assets include equity securities of Subsidiaries) of the Company, in each case other than (i) the Transaction or (ii) the acquisition or disposition of inventory, equipment or other tangible personal property of the Company in the ordinary course of business.

“Action” means any claim, action, suit, demand, litigation, arbitration, mediation, inquiry, hearing, inquest, or other proceeding or investigation by any Person or Governmental Authority, in each case, before, heard by or otherwise involving any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agreement” has the meaning set forth in the recitals (including the Exhibits and Schedules hereto and the Disclosure Letters) and all amendments hereto.

“Business Day” means any day (a) other than a Saturday or a Sunday, (b) on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or (c) in the case of determining a date when any payment is due, any day on which banks in New York, New York, are not required or authorized by Law to be closed for business.

“Buyer Disclosure Letter” means the Disclosure Letter delivered by the Buyer to the Company and the Shareholder in connection with this Agreement.

“Company Disclosure Letter” means the Disclosure Letter delivered by the Company and/or the Shareholder to the Buyer in connection with this Agreement.

“Company Securities” means, collectively, all of the Common Stock and all issued and outstanding warrants, options, convertible securities and any other securities issued by the Company.

“Common Stock” means the Company’s common stock, par value NIS 1 per share.

“Consideration Shares” means the Nukk Shares to be received by the Shareholder as part of the Purchase Price free and clear of all Encumbrances or adverse claims of any nature whatsoever.

“Contract” means any written or oral contract, agreement, commitment, arrangement, lease, license, or plan and each other instrument.

“Disclosure Letter” means the Company Disclosure Letters and the Buyer Disclosure Letters.

“EBITDA” means earnings before interest, taxes, depreciation and amortization as determined in accordance with GAAP principles.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Environmental Law” means any Law or Governmental Order relating to (a) pollution or the protection of the environment or natural resources; (b) health and safety as such relates to exposure to any Hazardous Material; (c) Releases or threatened Releases of Hazardous Materials, or the cleanup, remediation, manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials; or (d) record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expenses” means all documented out-of-pocket expenses (including all reasonable and documented fees and expenses of counsel, accountants, experts and consultants to a party hereto) incurred by a party hereto or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, any other documents related to this Agreement and the transactions contemplated herein, any filing required by any Governmental Authority and all other matters related to the Transaction.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977.

“GAAP” means generally accepted accounting principles.

“Governmental Authority” means any federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Material” means (a) any substances defined, listed, classified or regulated as “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “pollutants,” “solid wastes,” “contaminants,” “radioactive materials,” “petroleum,” “oils” or designations of similar import under any Environmental Law, or (b) any other chemical, material or substance that is regulated or for which liability can be imposed under any Environmental Law.

“Indebtedness” of any Person means (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest) or for the deferred purchase price of property or services, (b) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (c) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (d) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (e) all obligations of such Person in respect of acceptances issued or created, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations secured by an Encumbrance on any property of such Person and (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (i) all obligation described in clauses (a) through (g) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means all intellectual property rights and related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including: (a) patents and patent applications, industrial designs and design patent rights, including any continuations, continuations-in-part, divisionals and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any, reissues, re-examinations, substitutes, supplementary protection certificates, or extensions of any of the foregoing; (b) trademarks, service marks, trade names, service names, brand names, trade dress and internet domain names, social media accounts, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing; (c) database rights and copyrights, including copyrights in computer software, and works of authorship and user manuals and training materials, and other copyrightable works, including website content, database and design rights, and rights in data collections, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing; (d) trade secrets, including information, know-how, confidential and proprietary information, inventions, designs, design rights (whether patentable or unpatentable), invention disclosures, ideas, formulae, models, methodologies or processes discoveries, processes, research and development information, technical information, techniques, procedures, specifications, operating and maintenance manuals, and engineering drawings, in each case, to the extent such item qualifies as a trade secret or otherwise is protectable under applicable Law (including under international treaties or conventions) anywhere in the world; and (e) rights to sue and recover damages for past, present, and future infringement, misappropriation, or other violation of any of the foregoing.

“Law” means any federal, national, foreign, supranational, state, provincial, local or administrative statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law) or a legally binding directive of, or issued by, a Governmental Authority.

“Licensed Intellectual Property” means all Intellectual Property that is licensed from a third party pursuant to a Contract to the referenced party or any of its Subsidiaries.

“Market Price” means the per share price of a Nukk Share as of the last date on which the Nasdaq Capital Market is open prior to the date of determination.

“Material Adverse Effect” means any fact, condition, occurrence, development, event, circumstance, or change in or effect on the referenced Person or any of its Subsidiaries that is, or would reasonably be expected to become, individually or in the aggregate with all other facts, conditions, occurrences, developments, events, circumstances, or changes in or effects on the referenced Person or any of its Subsidiaries, materially adverse to or otherwise materially impair or delay: (a) the business, operations, properties, assets or liabilities (including contingent liabilities), employee or independent contractor relationships, customer or supplier relationships, prospects, results of operations or the condition (financial or otherwise) of the referenced Person or any of its Subsidiaries, or materially diminish the value of the Company Securities, as the case may be; (b) the ability of the referenced Person to perform its respective obligations under this Agreement, including but not limited to all agreements and covenants to be performed or complied by it under the Agreement, or to consummate the Transaction on a timely basis; or (c) the ability of the Company to operate or conduct the Company’s business in the manner in which it is currently, operated or conducted by the Company, provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a “Material Adverse Effect”: (i) events, circumstances, changes or effects that generally affect the industries in which the referenced Person and its Subsidiaries operates the business (including legal and regulatory changes), (ii) changes generally affecting the economy, or financial or securities markets; (iii) changes arising from the consummation of the Transaction in accordance with the terms of this Agreement or the announcement of the execution of this Agreement; (iv) any changes resulting from any natural disaster, including any hurricane, storm, flood, tornado, volcanic eruption, earthquake, other weather-related events, or other comparable events, or any worsening thereof; (v) any changes resulting from local, national or international political conditions, including the outbreak or escalation of any military conflict, declared or undeclared war, armed hostilities, acts of foreign or domestic terrorism or civil unrest; (vi) any changes resulting from any action required to be taken by the terms of this Agreement or at the explicit request or direction of the Company or the Buyer, as applicable, (vii) the failure to meet any internal or analysts’ expectations, projections or results of operations (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted by another clause of this definition); provided, that in the case of clauses (i), (ii), (iv), and (vii), if such effect disproportionately impacts the referenced Person’s business as compared to other participants in the industry in which the referenced Person’s business operates, the incremental disproportionate impact thereof shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur; provided, further, however, and notwithstanding anything to the contrary set forth in this “Material Adverse Effect” definition, any epidemic, plague, pandemic, or other outbreak of illness or public health event, including COVID-19, and any governmental orders, acts of war, lock-downs, legal and regulatory changes related to such epidemic, plague, pandemic or other outbreak of illness or public health event, including COVID-19, are specifically excluded from clause (i) or (ii) above and shall be considered in determining whether a “Material Adverse Effect” has occurred.

“Nukk Shares” means the common stock of Nukkleus, Inc., a Delaware corporation.

“Organizational Documents” means (a) with respect to any Person that is a corporation, its articles or certificate of incorporation, memorandum and articles of association, as applicable, and bylaws, or comparable documents, (b) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement, or comparable documents, (c) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, or comparable documents, (d) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document or comparable documents, and (e) with respect to any other Person that is not an individual, its comparable organizational documents.

“Permitted Encumbrances” means (a) Encumbrances for water and sewer charges, Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent, or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto; (b) other Encumbrances imposed by operation of Law (including mechanics’, couriers’, workers’, repairers’, materialmen’s, warehousemen’s, landlord’s and other similar Encumbrances) arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Encumbrances incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security, (d) Encumbrances on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (e) title of a lessor under a capital or operating lease and the terms and conditions of a lease creating any leasehold interest, or (f) Encumbrances arising under this Agreement.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping or emptying into or upon any soil, sediment, subsurface strata, surface water, groundwater, ambient air or any other media.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means all reports, schedules, forms, statements and other documents filed by the Buyer with the SEC under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company or other organization, whether incorporated or unincorporated, which, directly or indirectly, is controlled by such Person.

“Tangible Personal Property” means machinery, equipment, tools, supplies, furniture, fixtures, personalty, vehicles, rolling stock and other tangible personal property, including software.

“Tax” or “Taxes” shall mean any all, tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, imposed by any Governmental Authority (including any federal, state, local, foreign or provincial capital gain, income, windfall profits, severance, gross receipts, property, sales, use, net worth, premium, license, excise, franchise, employment, payroll, social security, workers compensation, unemployment compensation, alternative or added minimum, ad valorem, transfer or excise tax) together with any interest, addition or penalty imposed thereon.

“Transaction” means the purchase of the Common Stock from the Shareholder by the Buyer in consideration for the Purchase Price and the other transactions contemplated by the Agreement.

“Transaction Documents” means all agreements, documents, certificates or other instruments delivered by any party hereto pursuant to this Agreement.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, recording, value added, registration and other similar Taxes and all conveyance fees, recording fees and other similar charges.

1.2	Interpretation and Rules of Construction.

1.2.1	In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(i)	when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated;

(ii)	the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(iii)	whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(iv)	the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this

(v)	all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(vi)	the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(vii)	any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;

(viii)	references to a Person are also to its successors and permitted assigns;

(ix)	the use of “or” is not intended to be exclusive unless expressly indicated otherwise; and

(x)	references to sums of money are expressed in lawful currency of the United States of America, and “$” refers to U.S. dollars.

1.2.2	Notwithstanding anything to the contrary contained in the Company Disclosure Letter or the Buyer Disclosure Letter, or in this Agreement, the information and disclosures contained in any Section of a Disclosure Letter shall be deemed to be disclosed and incorporated by reference in each other Section of such Disclosure Letter as though fully set forth in such other Section to the extent the relevance of such information to such other Section is reasonably apparent from reading the disclosure (without knowledge of any facts not set forth on the face of such disclosure). Certain items and matters are listed in the Disclosure Letters for informational purposes only and may not be required to be listed therein by the terms of this Agreement. In no event shall the listing of items or matters in a Disclosure Letter be deemed or interpreted to broaden, or otherwise expand the scope of, the representations and warranties or covenants contained in this Agreement. No reference to, or disclosure of, any item or matter in any Section of this Agreement, or any Section of a Disclosure Letter shall be construed as an admission or indication that such item or matter is material or that such item or matter is required to be referred to or disclosed in this Agreement or in such Disclosure Letter. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any contract or agreement, Law or Governmental Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

1.2.3	The parties hereto have participated collectively in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted collectively by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement. Furthermore, each of the parties hereto acknowledges and agrees that it has had an opportunity to have counsel of its own choosing review and represent it in connection with the execution and delivery of this Agreement and advise it in connection with the Transaction.

ARTICLE II
Purchase and Sale; Closing

2.1	The Transaction. As of the Closing, the Shareholder shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and acquire from the Shareholder, good and marketable title to the Common Stock, free and clear of all Encumbrances of every kind and character excluding a lien that will be registered on the Common Stock in favor of the Shareholder (the “Lien”) to secure the Purchase Price payment as detailed hereinafter. The Company’s Common Stock may be held by the Subsidiary. The purchase price for the Common Stock is NIS 47,600,000 (forty-seven million and six hundred thousand New Israeli Shekels) (the “Purchase Price”). The Transaction will be consummated after the Company distributes a dividend to the Shareholder immediately prior to Closing.

2.2	Purchase Price Payment. The Purchase Price shall be paid to the Shareholder as follows:

(i)	On the Closing Date, the Buyer shall pay the Shareholder, in cash, 1/6 of the Cash Portion. The “Cash Portion” shall be the amount of the Purchase Price multiplied by 75%.

(ii)	On the Closing Date, the Buyer shall issue to the Shareholder a Note in the amount equal to the Cash Portion multiplied by 5/6 (the “Note”).

(iii)	In addition, on the Closing Date, the Buyer shall issue to an Escrow Agent, to be held in favor of the Shareholder, the amount of Nukk Shares which shall equal 50% times the Purchase Price divided by the per share Market Price of a Nukk Share at the Closing Date, and transfer them to the Escrow Agent (the “Compensation Shares”). The Nukk Shares shall be held by an escrow agent or trustee pursuant to the terms and provisions of the escrow agreement attached hereto as Exhibit A.

(iv)	36 days after the Closing Date, and for each of the next consecutive four 36-day periods thereafter, the Buyer shall pay the Shareholder in cash 1/6 of the Cash Portion and upon each payment, the Note would be reduced accordingly. That means that after those 180 days from the Closing Date (hereinafter the “Settlement Date”) the Buyer shall complete the payment of Cash Portion and the Note shall be satisfied in its entirety.

(v)	On the Settlement Date the Escrow Agent shall release to the Shareholder Compensation Shares in amount equal 25% of the Purchase Price divided by the Market Price of a Nukk Share on the Settlement Date. The remainder of the Compensation Shares in Escrow shall be cancelled / forfeited. For example, if there are 1,000,000 Nukk Shares in Escrow and the Market Price of a Nukk Share on the Settlement Date is NIS25, the Escrow Agent shall release the Shareholder 476,000 shares and return the Buyer 542,000 shares.

If the Compensation Shares in Escrow multiplied by the Market Price of a Nukk Share on the Settlement Date equal less than 25% of the Purchase Price, the Escrow Agent shall release to the Shareholder all the Compensation Shares and the Buyer shall issue to the Shareholder additional Nukk Shares in amount needed so the Shareholder has Nukk Shares equal 25% of the Purchase Price or pay the Shareholder the difference in cash. For example, if there are 1,000,000 Nukk Shares in Escrow and the Market Price of a Nukk Share on the Settlement Date is NIS10, the Escrow Agent shall release the Shareholder all the shares and the Buyer shall issue the Shareholder additional 190,000 Nukk Shares or pay the Shareholder NIS 1,900,000 in cash.

(vi)	Notwithstanding the foregoing, it is hereby agreed that out of each of the first three payments to be made by the Buyer pursuant to this Agreement, an amount of NIS 666,667.00 (per payment) shall be deposited by the Buyer in the Company’s bank account and shall not be transferred or returned to the Shareholder and shall be part of the working capital of the Company.

(vii)	On the Settlement Date subject to the issuance of any additional Nukk Shares, if needed, the Parties shall

●	The Shareholder shall return the Note to the Buyer, marked “Cancelled”.

●	The Buyer shall furnish Shareholder with all necessary written approvals that all the Compensation Shares (including any additional Nukk Shares issued to the Shareholder) are free trading and free of any restrictions under rule 144 of the Securities Act or any other Act.

●	Shareholder will release and cancel the Lien.

(viii)	It is agreed that if the day set for payment is not a Business Day the payment will be made on the first Business Day following that day.

(ix)	It is agreed that the Buyer will be able to execute the payments earlier than the said dates and in such case the Settlement Date will be set to the day of last cash payment. However, the removal of any restrictive legend from the Compensation Shares shall only happen upon applicable laws and regulations.

(x)	If the Buyer fails to pay the Shareholder one or more of the cash payments, the Buyer will have to issue to the Shareholder additional Nukk Shares in amount equal 115% of the unpaid and remaining Cash divided by the Market Price of a Nukk Share on the date of issuance. All said shares will be held by the Escrow Agent and be released to the Shareholder on the Settlement Date. Release of the Lien and return of Note will be made only after said shares will be in the Escrow Agent hand.

2.3	The Closing.

2.3.1	Subject to the terms and conditions of this Agreement, the obligation of the parties with respect to the Transaction shall take place on the third Business Day following the satisfaction or waiver of the conditions to the obligations of the parties hereto expressly set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing Date, and subject to the satisfaction or waiver of such conditions) or at such other place or at such other time or on such other date as the Buyer and the Company may mutually agree upon in writing. The day on which the consummation of the Transaction (the “Closing”) shall have been obtained shall be considered as the “Closing Date”.

2.3.2	At the Closing Date, or in the case of securities issuance, as soon as thereafter as is practicable, each party shall deliver to the other the various certificates, instruments and documents as provided for in Article VII.

2.4	Exemption from Registration; Rule 144. The parties intend that the issuances of the Nukk Shares will be issued in transactions exempt from registration under the Securities Act, by reason of Section 4(a)(2) of the Securities Act, and will all be “restricted securities” within the meaning of Rule 144 under the Securities Act, and may not be offered, sold, pledged, assigned or otherwise transferred unless (i) a registration statement with respect thereto is effective under the Securities Act and any applicable state securities laws, or (ii) an exemption from such registration exists and if requested, the holder of such securities delivers an opinion of counsel, which counsel and opinion are satisfactory to the issuer of said securities, that such securities may be offered, sold, pledged, assigned or transferred in the manner contemplated without an effective registration statement under the Securities Act or applicable state securities laws; and the certificates representing such shares will bear an appropriate legend restriction on the books of issuer’s transfer agent to that effect.

ARTICLE III

Representations and Warranties of the Company

The Company hereby represents and warrants to the Buyer, subject to such exceptions as are disclosed in the Company Disclosure Letter:

3.1	Due Organization and Good Standing.

3.1.1	The Company is a corporation duly incorporated in the State of Israel, validly existing, and is in good standing under the Laws of the State of Israel. The Company has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification.

3.1.2	The Company has made available to the Company complete and correct copies of the Company’s Organizational Documents, each in full force and effect as of immediately prior to the execution and delivery of this Agreement. The Company is not in violation of any of its Organizational Documents.

3.1.3	Section 3.1(c) of the Company Disclosure Letter contains a complete and correct list of each jurisdiction in which the Company is organized and qualified to do business.

3.2	Title to Securities; Capitalization.

3.2.1	The authorized share capital of the Company consists of 10,000 shares of Common Stock. As of the date of this Agreement, there are issued and outstanding 100 shares of Common Stock. All of the outstanding Company Securities were duly authorized, validly issued, fully paid and nonassessable, free of Encumbrances and have been granted, offered, sold and issued in compliance with all applicable Israeli securities Laws. None of the Company Securities are subject to, or issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the relevant law in the jurisdiction of incorporation, any of the Company’s Organizational Documents, or any contract to which the Company is a party hereto or by which the Company is bound. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of the Company Securities or any capital equity of the Company and there are no outstanding contractual obligations of the Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. None of the outstanding Company Securities has been issued in violation of any applicable securities Laws.

3.2.2	Except as provided on Section 3.2.2 of the Company Disclosure Letter, there are no (i) outstanding options, puts, calls, convertible securities, preemptive or similar rights, outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights, including without limitation, any Company Equity Awards Plan Options, or (iii) except as expressly contemplated by this Agreement, subscriptions or other rights, agreements, arrangements, contracts or commitments of any character, relating to the issued or unissued capital equity of the Company obligating the Company to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options, equity securities or securities convertible into or exchangeable for such securities, or obligating the Company to grant, extend or enter into any option, warrant, call, subscription or other right, agreement, arrangement or commitment for such securities. The Shareholder is the sole shareholder of the Company. The parties hereto hereby agree and acknowledge that there are no outstanding Company Securities, including without limitation, all options, warrants, convertible securities and other rights, agreements, arrangements and other commitments relating to the capital stock of the Company, other than the shares of the Company owned solely and exclusively by the Shareholder.

3.2.3	Except as provided on Section 3.2.3 of the Company Disclosure Letter, there are no registration rights and there is no voting trust, proxy, rights plan, shareholder’s agreement, anti-takeover plan or other contracts or understandings to which the Company or any Shareholder is a party or by which the Company or any Shareholder is bound with respect to any of the capital stock of the Company. Except as set forth in this Agreement, as a result of the consummation of the Transaction, no shares of capital stock, warrants, options or other securities of the Company are issuable and no rights in connection with any shares, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

3.2.4	All Indebtedness of the Company is disclosed in Section 3.2.4 of the Company Disclosure Letter. Except as disclosed therein, no Indebtedness of the Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Company, or (iii) the ability of the Company to grant any Encumbrance on its properties or assets.

3.2.5	Except as set forth in Section 3.2.5 of the Company Disclosure Letter, since its formation, the Company has not made, declared or paid any distribution or dividend and has not repurchased, redeemed or otherwise acquired any of its securities or equity interests, and no board of directors or other governing board of the Company has authorized any of the foregoing.

3.3	Subsidiaries. The Company does not have any Subsidiaries or any ownership interests in any other entity, nor does the Company own or have any rights to acquire, directly or indirectly, any capital stock or other equity interests of any Person.

3.4	Authorization. The Company has all necessary corporate power and to enter into this Agreement, to carry out its obligations hereunder and to consummate the Transaction. The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transaction have been duly authorized by all requisite action on the part of the Company. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by the Company and the Shareholder), this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

3.5	Governmental Approvals. Other than the filings, notices, reports, consents, registrations, approvals, permits, clearances, expirations or terminations of waiting periods or authorizations listed on Section 3.5 of the Company Disclosure Letter or otherwise required hereunder, and except for any such other consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect, no notice to, filing with, authorization of, exemption by, or consent or approval of, any Governmental Authority is necessary for the execution, delivery and performance by the Company or the Shareholder of this Agreement or the consummation by the Company or the Shareholder of the Transaction.

3.6	No Conflict. Except as otherwise described in Section 3.6 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement, the consummation by the Company of the Transaction, and compliance by the Company with any of the provisions hereof, will not, (i) conflict with or violate any provision of Company’s Organizational Documents, (ii) require any consent, approval, waiver, or notice to, or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment or acceleration) under, any Contract, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, a right acceleration under, give rise to any obligation to make payments or provide compensation under, or result (immediately or with the passage of time or otherwise) in the creation or imposition of any Encumbrances (as hereafter defined) upon any of the properties, rights or assets of the Company, or (iv) subject to obtaining the consents from Governmental Authorities referred to in Section 3.5 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such consent, approval, authorization or waiver having been satisfied, conflict with or violate any Law or Governmental Order to which the Company or any of its assets or properties is subject.

3.7	Financial Statements; Books and Records.

3.7.1	The Company has provided to the Buyer (i) the audited unconsolidated balance sheets of the Company as of December 31, 2024 and December 31, 2023 and the related audited statements of operations, comprehensive income (loss), stockholders’ equity and cash flows (the “Company Audited Financials”), and (ii) a draft of the unaudited, unconsolidated and unreviewed balance sheets of the Company as of June 30th, 2025 and the related unaudited statements of operations, comprehensive income (loss), stockholders’ equity and cash flows (the “Company Interim Financials”, together with the Company Audited Financials, the “Company Financials”).

3.7.2	The Company Financials (including any related notes and schedules thereto) are true and accurate and (i) present fairly, in all material respects, the financial position, results of operations, income (loss), stockholder’s equity, and cash flows of the Company as of the dates and for the periods indicated in such Company Financials (except, for the absence of footnotes and other presentation items and normal year-end adjustments that will not be material in amount and effect), and (ii) in each case were prepared in accordance with generally accepted accounting principles in accordance with the standards of Israeli GAAP (the “Company Accounting Principles”), consistently applied during the periods involved, and were derived from, and accurately reflect in all material respects, the books and records of the Company.

3.7.3	Any additional financial statements as may be required to be delivered pursuant to applicable Laws will, when delivered, (i) accurately reflect the Company’s books and records as of the times and for the periods referred to therein, (ii) be prepared in accordance with the Company Accounting Principles, methodologies applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and except for the absence of footnotes and audit adjustments in the case of unaudited financial statements) and (iii) fairly present in all material respects the financial position of the Company as of the respective dates thereof and the results of the Company’s operations and cash flows for the periods indicated.

3.7.4	The Company maintains a system of internal accounting controls that are sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with the Company Accounting Principles and to maintain asset accountability; (iii) access to property is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.7.5	All of the financial books and records of the Company are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.

3.7.6	Since the Company Interim Financials, neither the Company (including any director, officer or employee thereof) nor the Company’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, or (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company, and no written complaint, allegation, assertion or claim regarding any of the foregoing or that the Company has engaged in questionable accounting or auditing practices has been received by the Company.

3.8	Absence of Certain Changes. Since the Company Interim Financials, except as described in Section 3.8 of the Company Disclosure Letter and as expressly contemplated by this Agreement, the Company has conducted its businesses in the ordinary course of business consistent with past practice and the Company has not been subject to a Material Adverse Effect and there has not been any fact, change, effect, occurrence, event, development or state of circumstances that has had or would reasonably be expected to have a Material Adverse Effect on the Company or its business or operations.

3.9	Absence of Undisclosed Liabilities. The Company is not subject to any liabilities or obligations that are not adequately reflected or reserved on or provided for in the Company Interim Financials, other than (i) liabilities or obligations of the type that have been incurred in the ordinary course of business consistent with past practice, (ii) liabilities or obligations reflected in Section 3.9 of the Company Disclosure Letter, and (iii) liabilities or obligations under the payment terms of Company Contracts (but not including liabilities for breaches or for indemnification obligations thereunder), or (iv) that would not, individually or in the aggregate, reasonably be expected to be material to the Company, taken as a whole.

3.10	Compliance with the Israeli Laws.

3.10.1	The Company is not in conflict with, or to its knowledge in default or violation of, nor have any of them received, since its formation, any written notice of any conflict with, or default or violation of, (i) any applicable Israeli Law by which it or any property or asset of the Company is bound or affected, including, without limitation, consumer protection, insurance or Israeli securities Laws, or (ii) any Contract.

3.10.2	The Company is in compliance, and has been operated in compliance, in all material respects, with all applicable Israeli Law, other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has not received any written or, to the knowledge of the Company, oral notification from a Governmental Authority of any non-compliance with any applicable Law, which non-compliance would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

3.10.3	The Company (i) is and has been at all times in compliance with the applicable money laundering statutes of all jurisdictions having jurisdiction over the Company and (ii) has not, directly or indirectly, taken any action that would cause the Company to be in violation of any anticorruption or anti-bribery Applicable Law, other than any non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.11	Regulatory Agreements; Permits.

3.11.1	Except as disclosed in Section 3.11.1 of the Company Disclosure Letter, there are no material agreements, memoranda of understanding, commitment letters, or Governmental Orders to which Company is a party, on the one hand, and any Governmental Authority is a party or addressee, on the other hand.

3.11.2	Except as disclosed in Section 3.11.2 of the Company Disclosure Letter, Company and each employee of the Company who is legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with the Company, holds all material permits, licenses, franchises, grants, authorizations, consents, exceptions, variances, exemptions, orders and other authorizations of Governmental Authorities, certificates, consents and approvals necessary to lawfully conduct the Company’s business as presently conducted, and to own, lease and operate the Company’s assets and properties (collectively, the “Company Permits”), except for any such permits, licenses, franchises, grants, authorizations, consents, exceptions, variances, exemptions, certificates and approvals, the failure of which to obtain would not be reasonably expected to result in a Material Adverse Effect. The Company has made available to the Company true, correct and complete copies of all material Company Permits. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of Company Permits is pending or, to the knowledge of the Company, threatened. Company is not in violation in any material respect with the terms of any Company Permit.

3.12	Litigation. Except as disclosed in Section 3.12 of the Company Disclosure Letter, there is no Action, or, to the knowledge of the Company, threatened against the Company, or any of its properties, rights or assets or any of its managers, officers or directors (in their capacities as such). There is no Governmental Order binding against the Company, or any of its properties, rights or assets or any of their respective managers, officers or directors (in their capacities as such) that would prohibit, prevent, enjoin, restrict or alter or delay any of the Transaction. The Company is in compliance with all Governmental Orders. Company does not have any Actions pending against other parties. There is no Action pending or, to the knowledge of the Company, threatened against the Company involving a claim against the Company for false advertising with respect to any of the Company’s products or services. Since the date of formation of the Company, none of its current or former officers, managers or directors have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

3.13	Restrictions on Business Activities. There is no Governmental Order binding upon the Company that has or would reasonably be expected to have the effect of prohibiting, preventing, restricting or impairing in any respect, any business practice of the Company as its business is currently conducted, any acquisition of property by the Company, the conduct of business by the Company as currently conducted, or the ability of the Company to compete with other parties.

3.14	Contracts.

3.14.1	Section 3.14.1 of the Company Disclosure Letter sets forth a true, correct and complete list of, and subject to any Law or non-disclosure commitment including governmental restrictions the Company has made available to the Buyer, true, correct and complete copies of, each Contract in effect to which the Company is a party or by which the Company, or any of its properties or assets are bound or affected and that can be made available to any third party without security clearance restrictions (each, a “Company Contract”) that:

(i)	contains covenants that limit the ability of the Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii)	involves any joint venture, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii)	involves any exchange traded, over the counter or other swap, cap, floor, collar, futures, contract, forward contract, option or other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv)	evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset);

(v)	involves the acquisition or disposition (to the extent such transaction would be consummated after the date hereof), directly or indirectly (by merger or otherwise), of assets other than in the ordinary course of business or capital stock or other equity interests of another Person;

(vi)	by its terms calls for aggregate payments by the Company under such contract of more than $10,000 per year or $30,000 in the aggregate over the length of the contract;

(vii)	with respect to any acquisition or disposition of another Person, pursuant to which the Company has (A) any continuing indemnification obligations or (B) any “earn out” or other contingent payment obligations;

(viii)	relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of the Company, its businesses or assets;

(ix)	obligates the Company to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof;

(x)	is between the Company and any of its directors, executive officers, shareholders or Affiliates, including all non-competition, severance and indemnification agreements;

(xi)	relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which the Company has outstanding obligations (other than customary confidentiality obligations);

(xii)	provides another Person (other than the Company) with a power of attorney;

(xiii)	obligates the Company to make any capital commitment or expenditure (including pursuant to any joint venture);

(xiv)	relates to the development, ownership, licensing or use of any Intellectual Property material to the business of the Company; or

(xv)	is otherwise material to the Company or outside of the ordinary course of business of the Company and not described in the clauses above.

3.14.2	Except as disclosed in Section 3.14.2 of the Company Disclosure Letter, with respect to each Company Contract: (i) such Company Contract is valid and binding and enforceable in all respects against the Company , and, to the knowledge of the Company, the other party thereto, and are in full force and effect; (ii) the consummation of the Transaction will not affect the validity or enforceability of the Company Contract against the Company and, to the best knowledge of the Company, the other party thereto; (iii) the Company is not in material breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a breach or default by the Company, or permit termination or acceleration by the other party thereto, under such Company Contract; (iv) to the best knowledge of the Company and the Shareholder, no other party to such Company Contract is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Company, under such Company Contract; (v) no other party to such Company Contract has notified the Company in writing that it is terminating or considering terminating the handling of its business by the Company or in respect of any particular product, project or service of the Company, or is planning to materially reduce its future business with the Company in any manner; and (vi) the Company has not waived any rights under such Company Contract.

3.15	Intellectual Property; Cybersecurity.

3.15.1	The Company (i) has all right, title and interest in and to any Intellectual Property owned by the Company or related to, or used in, the businesses or operations of the Company, free and clear of all Encumbrances, other than rights and interest licensed to any other Person and Permitted Encumbrances, and (ii) has no Licensed Intellectual Property. The Company has not received any written notice alleging that it has infringed, diluted or misappropriated, or, by conducting its business as currently conducted, has infringed, diluted or misappropriated, the Intellectual Property rights of any Person and there is no valid basis for any such allegation.

3.15.2	Except as set forth in Section 3.15.2 of the Company Disclosure Letter, neither the execution nor delivery of this Agreement, nor the consummation of the Transaction will impair or alter the Company’s rights to any of the Intellectual Property owned by it or related to, or used in, the businesses or operations of the Company, and each item of such Intellectual Property is valid, enforceable and subsisting and, there is no Action that is pending or, to the Company’s knowledge, threatened that challenges the rights of the Company to any such Intellectual Property or the validity, enforceability or effectiveness thereof. The Intellectual Property owned by the Company constitutes all Intellectual Property owned by the Company used in, or related to, the businesses and operations of the Company.

3.15.3	There has been no security breach or other compromise of or relating to any of the Company’s information technology and computer systems, networks, hardware, software, data (including the data of its respective customers, employees, suppliers, vendors and any third-party data maintained by or on behalf of it), equipment or technology (collectively, “IT Systems and Data”). The Company has not been notified of any security breach or other compromise to its IT Systems and Data and to the Company’s knowledge no event or condition that would reasonably be expected to result in any security breach or other compromise to its IT Systems and Data has occurred. The Company is in compliance with all applicable Laws and Governmental Orders, internal policies and contractual obligations relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification. The Company has implemented and maintained in a manner consistent with industry standards and practices, (i) safeguards to maintain and protect its material confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and Data, and (ii) backup and disaster recovery technology.

3.16	Employee Benefit Plans.

3.16.1	Except as set forth in Section 3.16.1 of the Company Disclosure Letter, the Company does not have any employee benefit plans, or bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, or any employment, termination, severance or other contracts or agreements to which the Company has any obligation or which are maintained, contributed to or sponsored by the Company for the benefit of any Person.

3.16.2	There are no bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all material employment, termination, severance or other contracts or agreements, to which the Company is a party, with respect to which the Company has any obligation or which are maintained, contributed to or sponsored by the Company for the benefit of any Person.

3.16.3	The consummation of the Transaction, whether alone or together with any other event, will not entitle any current or former employee, manager, director or consultant of the Company severance pay or any other payment or accelerate the time of payment or vesting, or increase the amount of compensation, due any such employee, manager, director or consultant.

3.17	Employee Matters.

3.17.1	Except as set forth in Section 3.17.1 of the Company Disclosure Letter, there are no Actions pending or, to the knowledge of the Company and any Shareholder, threatened involving the Company and any of its employees or former employees (with respect to their status as an employee or former employee, as applicable) including any harassment, discrimination, retaliatory act or similar claim.

3.17.2	Since the date of formation of the Company, there has been: (i) no labor union organizing or attempting to organize any employee of the Company into one or more collective bargaining units with respect to their employment with the Company; and (ii) no labor dispute, strike, work slowdown, work stoppage or lock out or other collective labor action by or with respect to any employees of the Company pending with respect to their employment with the Company or threatened against the Company. The Company is not a party to, or bound by, any collective bargaining agreement or other agreement with any labor organization applicable to the employees of the Company and no such agreement is currently being negotiated.

3.17.3	The Company (i) is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, including Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written notice, or any other form of notice, that there is any Action involving unfair labor practices against the Company pending, (ii) is not liable for any material arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any trust or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the knowledge of the Company, threatened against the Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

3.17.4	Section 3.17.4 of the Company Disclosure Letter hereto sets forth a complete and accurate list of all employees of the Company showing for each as of that date (i) the employee’s name, job title or description, employer, location, salary level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the Company)), (ii) any bonus, commission or other remuneration; and (iii) any wages, salary, bonus, commission or other compensation due and owing to each employee. Except as set forth on Section 3.17.4 of the Company Disclosure Letter, (A) all employees are a party to a written employment agreement or contract with the Company and each is employed “at will”, and (B) the Company has paid in full to all such employees all wages, salaries, commission, bonuses and other compensation due to such employees, including overtime compensation, and there are no severance payments which are or could become payable by the Company to any such employees under the terms of any written or oral agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth in Section 3.17.4 of the Company Disclosure Letter, each such employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with the Company, a copy of which has been provided to the Buyer by the Company.

3.17.5	Section 3.17.5 of the Company Disclosure Letter contains a list of all independent contractors (including consultants) currently engaged by the Company, along with the position, the entity engaging such Person, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. Except as set forth on Section 3.17.5 of the Company Disclosure Letter, all of such independent contractors are a party to a written agreement or contract with the Company. Each such independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s agreement with the Company, a copy of which has been provided to the Company by the Company. For the purposes of applicable Law, all independent contractors who are currently, or within the last three (3) years have been, engaged by the Company are bona fide independent contractors and not employees of the Company.

3.18	Taxes and Returns.

3.18.1	The Company has or will have timely filed, or caused to be timely filed, all material local and foreign Tax returns and reports required to be filed by the Company (taking into account all available extensions) (collectively, “Tax Returns”), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established.

3.18.2	Section 3.18.2 of the Company Disclosure Letter sets forth each jurisdiction where the Company files or is required to file a Tax Return.

3.18.3	The Company is not being audited by any Taxing authority or has been notified by any Tax authority that any such audit is contemplated or pending.

3.18.4	There are no claims, assessments, audits, examinations, investigations or other proceedings pending against the Company in respect of any Tax, and Company has not been notified in writing of any proposed Tax claims or assessments against the Company (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

3.18.5	There are no Encumbrances with respect to any Taxes upon any of the Company’s assets, other than (i) Taxes, the payment of which is not yet due, or (ii) Taxes or charges being contested in good faith by appropriate proceedings and for which adequate reserves in the Company Financials have been established.

3.18.6	The Company has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

3.18.7	The Company has not made any change in accounting method or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on Taxes following the Closing.

3.18.8	The Company within the last two years has not distributed stock of another Person, or has had its stock distributed by another Person.

3.18.9	The Company has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return.

3.18.10	The Company has no liability for the Taxes of any Person or as a transferee or successor.

3.18.11	The Company has no liability or potential liability for the Taxes of another Person (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise.

3.18.12	The Company is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice with respect to material Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority) that will be binding on the Company with respect to any period following the Closing Date.

3.18.13	The Company has not requested nor is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

3.18.14	The Company has not taken any action, nor to the knowledge of the Company are there any facts or circumstances, that would reasonably be expected to prevent the Transaction from occurring.

3.19	Title to Properties; Assets.

3.19.1	The Company does not own any real property.

3.19.2	The Company holds a valid and enforceable leasehold interest under each real property lease or sublease entered into by the Company (the “Leases”), free and clear of all Encumbrances, other than Permitted Encumbrances. A complete and correct list of the Leases is listed in Section 3.19.2 of the Company Disclosure Letter and each Lease is a valid and binding obligation on the Company, the terms of which have been complied with by the Company, and, to the knowledge of the Company, the other parties thereto, and is enforceable and in full force and effect in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.19.3	The Company has not delivered or received any written notice of any default or breach of any Lease which has not been cured or is in the process of being cured, and to the knowledge of the Company no event has occurred which, with notice, lapse of time or both, would constitute a material default or breach of any Lease by the Company. The Company has made available to the complete and correct copies of the Leases.

3.19.4	Except for assets sold, consumed or disposed of in the ordinary course of business, the Company owns good title to, or holds a valid leasehold interest in or license to all of the tangible assets shown to be owned or leased by it on the Company Interim Financials or acquired after the date thereof, free and clear of all Encumbrances, other than Permitted Encumbrances.

3.19.5	All items of Tangible Personal Property which are owned, used or leased by the Company are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Company. The operation of Company business as it is now conducted or presently proposed to be conducted is not dependent upon the right to use the Tangible Personal Property of Persons other than a member of the Company, except for such Tangible Personal Property that is owned by, leased, licensed or otherwise contracted to such entity. Any leases related to the Tangible Personal Property are valid, binding and enforceable in accordance with their terms and are in full force and effect. No event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the Company under any lease related to the Tangible Personal Property and the Company has no knowledge of the occurrence of any event which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default by any other party under any such lease, and Company has not received notice of any such condition. The Company has not waived any rights under any lease related to the Tangible Personal Property which would be in effect at or after the Closing. No event has occurred which either entitles, or would, on notice or lapse of time or both, entitle the other party to any lease related to the Tangible Personal Property with either the Company to declare a default or to accelerate, or which does accelerate, the maturity of any obligations of the Company under any such lease.

3.19.6	The Company has good, valid and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Encumbrances other than Permitted Encumbrances. The assets (including Intellectual Property rights and contractual rights) of the Company constitute all of the assets, rights and properties that are used in the operation of the businesses of the Company as it is now conducted and presently proposed to be conducted or that are used or held by the Company for use in the operation of the businesses of the Company, and are adequate and sufficient for the operation of the businesses of the Company as currently conducted and as presently proposed to be conducted.

3.20	Environmental Matters. Except as set forth in Section 3.20 of the Company Disclosure Letter:

3.20.1	The Company is not subject to any current Governmental Order relating to any non-compliance with or liability under any Environmental Law by or of the Company, or has assumed by contract or, to the knowledge of the Company, operation of law any liability of any other Person arising under Environmental Israeli Law;

3.21	Transactions with Affiliates. Except as disclosed as Company Contracts, no director, manager, officer or other Affiliate of any Shareholder, the Company , has or has had, directly or indirectly: (a) an economic interest in any Person that has furnished or sold, or furnishes or sells, services or products that the Company furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any Person that purchases from or sells or furnishes to, the Company , any goods or services; (c) a material beneficial interest in any Company Contract of the Company; or (d) any contractual or other arrangement with the Company , other than customary indemnity arrangements (each, an “Affiliate Transaction”).

3.22	Insurance. The Company does not have any insurance policies issued in favor of the Company, or pursuant to which the Company, or any of its directors or officers are a named insured or otherwise a beneficiary.

3.23	Accounts Receivable. All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Company, in accordance with the Company Accounting Principles arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to the Company arising from its business. None of the Company’s accounts receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Company Financials.

3.24	Service Contracts. Section 3.24 of the Company Disclosure Letter sets forth a correct and complete list of all material contracts with service providers (the “Service Provider Contracts”) to which the Company is a party. None of the Service Provider Contracts has been cancelled or otherwise terminated or, to the Company’s knowledge, no such termination has been threatened by any party to such contract. The Company has not received any notice, and has no reason to believe, that any of its service providers has ceased, or intends to cease, to supply services to Company or otherwise materially reduce its relationship with the Company. To the knowledge of the Company, no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of the Company under the terms of the Service Provider Contracts.

3.25	Information Supplied. None of the information supplied or to be supplied by, and relating to, the Company in connection with this Agreement and the transactions contemplated herein, will, at the respective times such information is supplied or such documents are filed or mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading. All documents which the Company is responsible for filing with any regulatory agency in connection with the Transactions will comply as to form in all material respects with the provisions of applicable law.

3.26	Finders and Brokers. The Company does not have any liability for any brokerage fees, commissions or finder’s fees in connection with this Agreement and the Transaction except as detailed in Section 3.26 of the Company Disclosure Letter.

ARTICLE IV
Representations and Warranties of the Buyer

The Buyer hereby represents and warrants to the Company and the Shareholder, subject to such exceptions as are disclosed in the Buyer Disclosure Letter:

4.1	Due Organization and Good Standing. The Buyer and each of its Subsidiaries, is a corporation, limited liability company or other entity, duly incorporated, formed, or organized, validly existing, and, the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of incorporation, formation, or organization. Each of the Buyer and its Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification.

4.2	Title to Securities; Capitalization.

4.2.1	The authorized share capital of the Buyer consists of 300,000,000 shares of common stock. As of August 13, 2025, 7,072,721 shares of common stock are issued and outstanding. All of the securities of the Buyer (“Buyer Securities”) were duly authorized, validly issued, fully paid and nonassessable, free of Encumbrances and have been granted, offered, sold and issued in compliance with all applicable foreign, state and federal securities Laws, including without limitation, the registration requirements of the Securities Act. None of the Buyer Securities are subject to, or issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the relevant law in the jurisdiction of incorporation, any of the Buyer’s Organizational Documents, or any contract to which the Buyer is a party or by which the Buyer is bound. There are no outstanding contractual obligations of the Buyer to repurchase, redeem or otherwise acquire any of the Buyer Securities or any capital equity of the Buyer and there are no outstanding contractual obligations of the Buyer to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. None of the outstanding Buyer Securities has been issued in violation of any applicable securities Laws.

4.2.2	Except as provided in the SEC Documents, there are no (i) outstanding options, puts, calls, convertible securities, preemptive or similar rights, outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Buyer, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights, or (iii) except as expressly contemplated by this Agreement, subscriptions or other rights, agreements, arrangements, contracts or commitments of any character, relating to the issued or unissued capital equity of the Buyer or any of its Subsidiaries obligating the Buyer or any such Subsidiary to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options, equity securities or securities convertible into or exchangeable for such securities, or obligating the Buyer or any of its Subsidiaries to grant, extend or enter into any option, warrant, call, subscription or other right, agreement, arrangement or commitment for such securities.

4.2.3	Except as provided in the SEC Documents , there are no registration rights and there is no voting trust, proxy, rights plan, shareholder’s agreement, anti-takeover plan or other contracts or understandings to which the Buyer is a party or by which the Buyer is bound with respect to any of the capital stock of the Buyer or any of its Subsidiaries. Except as set forth in this Agreement, as a result of the consummation of the Transaction, no shares of capital stock, warrants, options or other securities of the Buyer are issuable and no rights in connection with any shares, warrants, rights, options or other securities of the Buyer accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

4.3	Authorization. The Buyer has all necessary corporate power and to enter into this Agreement, to carry out its obligations hereunder and to consummate the Transaction. The execution and delivery by the Buyer of this Agreement, the performance by the Buyer of its obligations hereunder and the consummation by the Buyer of the Transaction have been duly authorized by all requisite action on the part of the Buyer. This Agreement has been duly executed and delivered by the Buyer, and (assuming due authorization, execution and delivery by the Company and the Shareholder), this Agreement constitutes a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

4.4	Governmental Approvals. Other than the filings, notices, reports, consents, registrations, approvals, permits, clearances, expirations or terminations of waiting periods or authorizations required to be made with or obtained, and except for any such other consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not have a Material Adverse Effect, no notice to, filing with, authorization of, exemption by, or consent or approval of, any Governmental Authority is necessary for the execution, delivery and performance by the Buyer of this Agreement or the consummation by the Buyer of the transactions contemplated herein.

4.5	No Violations. No Action by or against the Buyer is pending or, to the best knowledge of the Buyer, threatened, which could affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

4.6	Compliance with Laws. Except where the failure to be, or to have been, in compliance with such Laws has not or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Buyer or prevent, materially delay or materially impair the ability of the Buyer to consummate the transactions contemplated by this Agreement. The business of the Buyer is not conducted in violation of any applicable Law. The Buyer has not received any notice or communication of any material noncompliance with any Laws that has not been cured as of the date of this Agreement.

4.7	Financial Capability. The Buyer declares that it has the funds, assets, and financial capability to execute the Transaction, and the Buyer undertakes to make all Purchase Price Payments set in section 2.2 to the Agreement fully and completely on their due dates.

4.8	Investment Company Act.

The Buyer is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

ARTICLE V
Shareholder Representations

5.1	The Shareholder. The Shareholder represents and warrants to the Buyer that:

5.1.1	Company Securities. The Company Securities represent 100% of the issued and outstanding capital stock of the Company. The Shareholder is the record owner, and has good, valid and marketable title to, all the Company Securities. The Shareholder has the right and authority to sell and deliver its Company Securities, free and clear of all Encumbrances or adverse claims of any nature whatsoever. Upon delivery of any certificate or certificates duly assigned, representing the Company Securities as herein contemplated or upon registering of the Buyer as the new owner of the Company Securities in the share register of the Company, the Buyer will receive good title to the Company Securities owned by the Shareholder, free and clear of all Encumbrances.

5.1.2	No Transfers. The Shareholder agrees that it shall not directly or indirectly sell, gift, transfer, dispose or otherwise Encumber the Company Securities.

5.1.3	Power and Authority. The Shareholder has the legal power, capacity and authority to execute and deliver this Agreement, to consummate the Transaction, and to perform its obligations under this Agreement. This Agreement constitutes a legal, valid and binding obligation of the Shareholder, enforceable against it in accordance with the terms hereof, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

5.1.4	No Conflicts. The performance by the Shareholder of its obligations hereunder, in accordance with the terms hereof: (a) will not require the consent of any Person or Governmental Authority; (b) will not violate any Law applicable to such Shareholder; and (c) will not violate or breach any contractual obligation to which the Shareholder is a party.

5.1.5	Securities Representations.

(i)	Investment Purposes. The Shareholder is acquiring the Consideration Shares for its own account as principal, not as a nominee or agent, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof in whole or in part in any transactions that would be in violation of the Securities Act or any state securities or “blue-sky” laws. No other Person has a direct or indirect beneficial interest in, and the Shareholder does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third party, with respect to, the Consideration Shares or any part thereof that would be in violation of the Securities Act or any state securities or “blue-sky” laws or other applicable Law.

(ii)	No General Solicitation. The Shareholder is receiving the Consideration Shares as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio; or presented at any seminar or similar gathering; or any solicitation of a subscription by a Person, other than the Buyer or the Company, previously known to the Shareholder.

(iii)	No Obligation to Register Shares. The Shareholder understands that the Buyer is under no obligation to register the Consideration Shares under the Securities Act, or to assist the Shareholder in complying with the Securities Act or the securities laws of any state of the United States or of any foreign jurisdiction. The Shareholder understands that the Consideration Shares must be held indefinitely unless the sale thereof is subsequently registered under the Securities Act and applicable state securities laws or exemptions from such registration are available. All certificates evidencing the Consideration Shares will bear a legend stating that such Shares has not been registered under the Securities Act or state securities laws and they may not be transferred or resold unless they are registered under the Securities Act and applicable state securities laws or exempt therefrom.

(iv)	Investment Experience. The Shareholder, or the Shareholder’s professional advisor, has such knowledge and experience in finance, securities, taxation, investments and other business matters as to evaluate investments of the kind described in this Agreement. By reason of the business and financial experience of the Shareholder or its professional advisor, such Shareholder can protect its own interests in connection with the transactions contemplated herein. The Shareholder is able to afford the loss of its entire investment in the Consideration Shares.

(v)	Exemption from Registration. The Shareholder acknowledges its understanding that the offering and sale of the Consideration Shares is intended to be exempt from registration under the Securities Act. The Shareholder acknowledges that such securities are “restricted securities” as defined in Rule 144 under the Securities Act and may not be resold absent registration or an applicable exemption from registration. In furtherance thereof, in addition to the other representations and warranties of the Shareholder made herein, the Shareholder further represents and warrants to and agrees with the Buyer as follows: the Shareholder (x) has the financial ability to bear the economic risk of its investment, has adequate means for providing for its current needs and personal contingencies and has no need for liquidity with respect to the Consideration Shares; (y) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the prospective investment in the Consideration Shares; and (z) has been provided an opportunity for a reasonable period of time prior to the date hereof to obtain additional information concerning the Buyer and all other information to the extent the Buyer possesses such information or can acquire it without unreasonable effort or expense.

(vi)	No Reliance. Other than as set forth herein, the Shareholder is not relying upon any other information, representation or warranty by the Buyer or any officer, director, stockholder, agent or representative of the Buyer in determining to invest in the Consideration Shares. The Shareholder has consulted, to the extent deemed appropriate, with its own advisers as to the financial, tax, legal and related matters concerning an investment in the Consideration Shares and on that basis believes that its investment in the Consideration Shares is suitable and appropriate.

(vii)	No Governmental Review. The Shareholder is aware that no federal or state agency has (x) made any finding or determination as to the fairness of this investment, (y) made any recommendation or endorsement of the Consideration Shares or the Buyer, or (z) guaranteed or insured any investment in the Consideration Shares or any investment made by the Buyer.

(viii)	Accredited Investor Status OR Regulation S Compliance.

The Shareholder represents and warrants that:

(a) The Shareholder is not a U.S. Person as defined in Rule 902(k) of Regulation S under the Securities Act; (b) The Shareholder is not acquiring the Consideration Shares for the account or benefit of any U.S. Person; (c) The offer and sale of the Consideration Shares to the Shareholder was made in an offshore transaction as defined in Rule 902(h) of Regulation S; (d) At the time the buy order for the Consideration Shares was originated, the Shareholder was outside the United States; (e) The Shareholder understands that the Consideration Shares have not been and will not be registered under the Securities Act and may not be offered or sold in the United States or to U.S. Persons unless the shares are registered under the Securities Act or an exemption from the registration requirements of the Securities Act is available;

(f) The Shareholder agrees not to engage in hedging transactions with regard to the Consideration Shares unless in compliance with the Securities Act; (g) The Shareholder acknowledges that the certificates representing the Consideration Shares will contain a legend stating that transfer is prohibited except in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration.

ARTICLE VI
Covenants

6.1	Conduct of Business by the Company. Unless the Buyer shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), and unless this Agreement is terminated in accordance with the terms hereof during the period from the date of this Agreement and continuing until the earlier of the Closing or the termination of this Agreement, the Company shall and shall cause its Subsidiaries to (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice; (ii) comply with all Laws applicable to the Company and its businesses, assets and employees; and (iii) preserve intact, in all material respects, their respective business organizations, maintain existing relations with all of the Company’s key customers, service providers, suppliers, and creditors, and keep available the services of their respective managers, directors, officers, employees and consultants, to maintain, in all material respects, and to preserve the capital structure of the Company and its possession, control and condition of their respective assets, all as consistent with past practice.

Without limiting the foregoing, the Company shall not, and shall cause its Subsidiaries to not take the actions listed below:

6.1.1	Amend, waive or otherwise change, in any respect, any of the Company’s or its Subsidiaries’ Organizational Document;

6.1.2	authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities or other securities or interests, including any securities convertible into or exchangeable for any of its equity securities or securities interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such equity securities or other securities or equity interests;

6.1.3	split, combine, recapitalize or reclassify any of its equity interests or issue any other securities in respect thereof or declare, pay or set aside any distribution or other dividend (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its equity securities or securities interests;

6.1.4	incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, liability or obligation of any Person;

6.1.5	fire or hire any executive or increase the wages, salaries or compensation of any of its employees or increase bonuses for the foregoing individuals, or make commitments to advance with respect to bonuses for fiscal year 2024, or increase other benefits of any of the foregoing individuals, or enter into, establish, amend or terminate any benefit plan with, for or in respect of any current consultant, officer, manager, director or employee, in each case other than as required by applicable Law, but can fire or hire new employees in the ordinary course of business and pay such new employees wages, salaries or compensation in consistent with Company policy for positions of a similar level;

6.1.6	make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with Company Accounting Principles;

6.1.7	transfer or license to any Person or otherwise extend, amend or modify, permit to lapse or fail to preserve the Intellectual Property or any Intellectual Property related to, or used in, the business and operations of the Company, or disclose to any Person who has not entered into a confidentiality agreement any trade secrets;

6.1.8	terminate or waive or assign any right under any Company Contract or any of the Leases, or enter into any contract (A) involving amounts potentially exceeding $5,000 per year, (B) that would be a Company Contract; or (C) with a term longer than one year that cannot be terminated without payment of a material penalty and upon notice of sixty (60) days or less;

6.1.9	fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

6.1.10	establish any new Subsidiary or enter into any new line of business;

6.1.11	fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to the assets, operations and activities of the Company, in an amount and scope of coverage as is comparable to that which are currently in effect;

6.1.12	revalue any of its material assets or make any change in accounting methods, principles or practices, except in compliance with Company Accounting Principles and approved by its outside auditors;

6.1.13	waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by the Company or its Affiliates) not in excess of $5,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any claims, liabilities or obligations, unless such amount has been reserved in the Company Financials;

6.1.14	close or materially reduce any activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

6.1.15	acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

6.1.16	make capital expenditures in excess of $5,000 (individually or in the aggregate) other than in the ordinary course of business consistent with past practice;

6.1.17	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than in connection with the Transaction);

6.1.18	voluntarily incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $5,000 in the aggregate other than pursuant to the terms of a Company Contract;

6.1.19	sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

6.1.20	enter into any agreement, understanding or arrangement with respect to the voting of the securities or the capital equity of the Company;

6.1.21	take any action that would reasonably be expected to delay or impair the obtaining of any consents or approvals of any Governmental Authority to be obtained in connection with this Agreement;

6.1.22	approve any annual budget;

6.1.23	enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Affiliate Transaction; or

6.1.24	authorize or agree to do any of the foregoing actions.

6.2	Intentionally Omitted

6.3	Access and Information; Confidentiality.

6.3.1	Subject to any applicable Law or non-disclosure commitment including governmental restrictions of any kind and security clearance restrictions each party hereto and its respective Subsidiaries shall give, and shall direct its accountants and legal counsel to give, the other parties hereto, at reasonable times during normal business hours and upon reasonable intervals and notice, and subject to any confidentiality agreements with third Persons (the existence and scope of which have been disclosed), access to all offices and other facilities and to all properties, contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client contracts and director service agreements), of or pertaining to such party or its Subsidiaries, as the other party may reasonably request regarding any of the party’s or any of its respective Subsidiaries’ business, assets, liabilities, and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, each as they become available, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants work papers (subject to the consent or any other conditions required by such accountant, if any)) and instruct such party’s respective officers, managers, directors, accountants, consultants, legal counsel, financial advisors, agents or other representatives (collectively, the “Representatives”) to reasonably cooperate with the other party in its investigation; provided that the receiving party shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the party providing such information; provided, further that in no event shall a party or its Representatives have access to any information that, based on advice of counsel, disclosure of such information (i) would violate applicable Laws or at the request of any Governmental Authority having jurisdiction over the party, or (ii) would waive attorney-client privilege, and, in each such case, the disclosing party shall only be entitled to withhold those portions of such information which are subject to the foregoing limitations. No information or knowledge obtained by the receiving party hereto pursuant to this Section 6.3 will affect or be deemed to modify any representation or warranty contained herein.

6.3.2	The parties hereto acknowledge and agree that the existence and terms of this Agreement, that they and their respective Representatives shall not disclose to the public or to any third Person the terms of this Agreement and the Transaction other than with the express prior written consent of the other parties hereto, except (i) as may be required by applicable Law or at the request of any Governmental Authority having jurisdiction over the such party or any of its Representatives, control Persons or Affiliates, (ii) as required to carry out a party’s obligations hereunder, (iii) as may be required to defend any action brought against such Person in connection with this Agreement.

6.3.3	Each of the parties hereto shall use their best efforts and cause their respective Affiliates and Representatives to use their respective best efforts to treat as confidential and hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of Law, and after prior written notice to the other parties, all confidential information of the Company, the Company and the Shareholder, as the case may be, that is made available in connection with this Agreement, and will not release or disclose such confidential information to any other Person, except to their respective auditors, attorneys, financial advisors and other consultants, agents, and advisors in connection with this Agreement. If the Closing does not occur, (i) such confidence shall be maintained by the parties hereto, and each such party shall use its reasonable efforts to cause its Affiliates and Representatives to maintain such confidence, except to the extent such information comes into the public domain (other than as a result of an action by such party, its Representatives or such other Persons in contravention of this Agreement), and (ii) upon the request of any party, the other party shall promptly return to the requesting party any written materials remaining in its possession, which materials it has received from the requesting party or its Representatives, together with any analyses or other written materials based upon the materials provided.

6.3.4	From and after the Closing and until the fifth anniversary of the Closing, the parties shall, and shall cause their respective Representatives to, hold, and shall use their respective reasonable best efforts to cause their Representatives to, hold in confidence any and all non-public or otherwise confidential information, whether written or oral, concerning the Company, the Company, the Shareholder and the Company’s business and business operations. If a Person or any such Representative becomes legally compelled to disclose any such confidential information, the party shall provide notice to the party who originally provided the confidential information in writing and consult with each other regarding the disclosure of such information and use their commercially reasonable efforts to obtain any appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. In the event that such protective order or other remedy is not obtained, or the party whose information it originally was waives compliance with this Section 6.3.4, then only that portion of such confidential information which is legally required to be provided, and the party must exercise its reasonable best efforts to obtain assurances that confidential treatment will be accorded such information. Section 6.3 shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by any party hereto or any of their respective Representatives.

6.4	Notification of Certain Matters. Each of the Buyer and the Company shall give prompt notice to the others (and, if in writing, furnish copies of) if any of the following occurs prior to the Closing: (a) there has been a material failure on the part of the party providing the notice to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (b) receipt of any notice or other communication in writing from any third Person alleging that the consent of such third Person is or may be required in connection with this Agreement; (c) receipt of any notice or other communication from any Governmental Authority; (d) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions set forth in Article VII not being satisfied or the satisfaction of any of those conditions being materially delayed; (e) the commencement or threat, in writing, of any Action against any party hereto or any of its Affiliates, or any of their respective properties or assets, or, to the knowledge of the Company and the Buyer, as applicable, any officer, director or partner, in his or her capacity as such of the Company or the Buyer, as applicable, or any of their Affiliates with respect to the consummation of the transaction contemplated by this Agreement. No such notice to any party hereto shall constitute an acknowledgement or admission by such party providing notice regarding whether or not any of the conditions to Closing or to the consummation of the Transaction have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached. Moreover, no information or knowledge obtained by any party hereto pursuant to this Section 6.4 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties hereto to consummate the Transaction.

6.5	Public Announcements. The Company, the Shareholder and the Buyer agree that no public release or announcement concerning this Agreement shall be issued by them or any of their Affiliates without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law, in which case the applicable party shall use commercially reasonable efforts to allow the other party reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

6.6	Regulatory Matters, Applications; Cooperation.

6.6.1	Each of the Company and the Buyer shall, upon request, furnish to the others all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with preparation and filing of any statement, filing, notice or application made by or on behalf of the Company, or the Buyer or any of their respective Subsidiaries to any Governmental Authority, in connection with this Agreement.

6.6.2	In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging this Agreement and/or the transaction contemplated by this Agreement, each of the Company and the Buyer shall cooperate in all respects with each other and use its respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

6.6.3	Prior to the Closing, each party shall use its commercially reasonable efforts to obtain any consents of third parties with respect to any Contract, as the case may be, as may be necessary or appropriate for the consummation of the Transactions or required by the terms of any contract as a result of the execution, performance or consummation of the Transactions.

6.6.4	Each of the Company and the Buyer shall promptly advise the others upon receiving any communication from any Governmental Authority the consent or approval of which is required for consummation of the Transactions, that causes such party to believe that there is a reasonable likelihood that any requisite approval will not be obtained or that the receipt of any such approval may be materially delayed, and, to the extent permitted by applicable Law, shall promptly provide the other party with a copy of such communication.

6.7	Acquisition Proposal; No Solicitation.

6.7.1	From the date of this Agreement until the earlier of the Closing or the termination of this Agreement by its terms, neither the Shareholder or the Company shall, and shall cause its Subsidiaries and its and their respective directors, officers, agents and employees and direct all other Representatives not to, directly or indirectly (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company to any Person relating to, an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of the Company in connection with an Acquisition Proposal, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (iii) grant any waiver, amendment or release under any confidentiality agreement, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal.

6.7.2	The Company, or the Shareholder, as applicable, shall promptly (and in no event later than twenty-four (24) hours after becoming aware of any Acquisition Proposal, offer or request for information) notify the Buyer of any proposals, offers or requests for information made with respect to an Acquisition Proposal following the Company’s, or such Shareholder’s awareness thereof and provide the Buyer a copy of such Acquisition Proposal, offer or request for information made with respect to an Acquisition Proposal, if in writing. The Company or the Shareholder, as applicable, shall and shall instruct and cause any Representatives acting on their behalf to, and the Company shall instruct and cause its officers and directors to, immediately cease and terminate all discussions and negotiations with any Person that may be ongoing with respect to a possible Acquisition Proposal.

6.8	Company Employees Bonus.

The provisions regarding Company Employees Bonus are set forth in Appendix B to this Agreement.

6.9	Further Assurances. The Company, the Buyer and the Shareholder shall further cooperate with each other and use their respective reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Transaction as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain (in accordance with this Agreement) as soon as practicable, including regulatory approvals or permits required by the Governmental Authorities and any other consents, registrations, approvals, permits and authorizations as may be agreed upon by the parties hereto.

ARTICLE VII
CONDITIONS

7.1	Conditions to Each Party’s Obligations. The obligations of each party hereto to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver (where permissible), of the following conditions:

7.1.1	Regulatory Approvals; Consents. The authorizations, notifications, approvals and permits required to be obtained as provided on Schedule 7.1 in order to consummate the Transaction have been obtained. Any other authorizations, approvals and permits required to be obtained from or made with any third party in order to consummate the transactions contemplated by this Agreement shall have each been obtained or made.

7.1.2	No Order. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that is in effect and makes illegal or otherwise prohibits the Transaction, the issuance of the Consideration Shares or which otherwise prevents or prohibits consummation of any other transactions contemplated by this Agreement.

7.2	Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the Transaction are subject to the satisfaction or waiver by the Buyer, at or prior to the Closing Date, of the following additional conditions:

7.2.1	Representations and Warranties. Each of the representations and warranties of the Company and the Shareholder shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as though made as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, a Material Adverse Effect with respect to the Company and/or the Shareholder.

7.2.2	Agreements and Covenants. The Company and its Subsidiaries shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants to be performed or complied with by them under this Agreement at or prior to the Closing Date.

7.2.3	Officer’s Certificate. The Company shall have delivered to the Buyer: (i) true copies of its Organizational Documents as in effect as of the Closing Date, (ii) certificates of good standing (or similar documents applicable for such jurisdictions) for each of the Company and its Subsidiaries, certified as of a date within five (5) Business Days of the Closing Date from the proper Governmental Authority of the entity’s jurisdiction of organization; (iii) true copies of the resolutions of its board of directors and the Shareholder authorizing the execution, delivery and performance of this Agreement and the Transaction, and (iv) certifying the incumbency of officers authorized to execute this Agreement.

7.2.4	Material Adverse Effect. No Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement.

7.2.5	The Shares. The Buyer shall have received certificates representing all the Common Stock.

7.2.6	Audited Financials. The Company shall provide the Buyer PCAOB audited financials for the years 2023 and 2024 and for the quarters of 2025. The Buyer undertakes to reimburse the Company for the direct cost and expenses associated with the preparation and audit of the audited financials.

7.3	Conditions to Obligations of the Company and the Shareholder. The obligations of the Company and the Shareholder to consummate the Transaction are subject to the satisfaction or waiver by the Company, at or prior to the Closing Date, of the following additional conditions:

7.3.1	Representations and Warranties. Each of the representations and warranties of the Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, a Material Adverse Effect with respect to the Buyer.

7.3.2	Agreements and Covenants. The Buyer shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants to be performed or complied with by it under this Agreement at or prior to the Closing Date.

7.3.3	Officer’s Certificate. The Buyer shall have delivered to the Company (i) certificates of good standing (or similar documents applicable for such jurisdictions) for each of the Buyer and its Subsidiaries, certified as of a date within five (5) Business Days of the Closing Date from the proper Governmental Authority of the entity’s jurisdiction of organization; (ii) true copies of the resolutions of the boards of directors authorizing the execution, delivery and performance of this Agreement and the Transaction, and (iii) certifying the incumbency of officers authorized to execute this Agreement.

7.3.4	Material Adverse Effect. No Material Adverse Effect with respect to the Buyer shall have occurred since the date of this Agreement.

7.3.5	Consideration Shares. The Shareholder shall have received certificates representing the Consideration Shares or receipt of an irrevocable instruction letter from the Buyer addressed to the transfer agent of the Buyer directing said agent to issue the Consideration Shares in book entry form and acknowledgment by the transfer agent thereof.

ARTICLE VIII
SURVIVAL AND INDEMNIFICATION

8.1	Survival of Representations and Warranties. The representations and warranties of the Company, the Shareholder and the Buyer made pursuant to this Agreement shall survive until six months after the Closing Date.

8.2	Indemnification.

8.2.1	Indemnification by the Company. Subject to the terms and conditions of this Article VIII, the Company (the “Company Indemnifying Parties”) shall indemnify and hold harmless the Buyer and its Affiliates, and their respective successors and permitted assigns (each, a “Buyer Indemnified Party”) from and against any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable and documented attorneys’ and consultants’ fees and expenses) actually paid, suffered, incurred by, or imposed upon, them (including any Action brought or otherwise initiated by any of them) (any of the foregoing, a “Losses”) arising out of or resulting from (i) any material breach of any of the Company’s or Shareholder’s representations, or (ii) any material breach or nonperformance of any covenant or agreement made by the Company or a Shareholder contained in this Agreement.

8.2.2	Indemnification by the Buyer. Subject to the terms and conditions of this Article VIII, the Buyer (including its Affiliates and successors or assigns) (the “Buyer Indemnifying Parties”) shall indemnify and hold harmless the Company and the Shareholder, and their respective successors and permitted assigns (each, a “Company Indemnified Party”) from and against any and all Losses arising out of or resulting from (i) any material breach of any of the Buyer’s representations, or (ii) any material breach or nonperformance of any covenant or agreement made by the Buyer in this Agreement.

8.3	Limits on Indemnification. The Company Indemnifying Parties and the Buyer Indemnifying Parties (each, an “Indemnifying Party”) shall not be liable for any claim for indemnification pursuant to Section 8.2.1 or 8.2.2, respectively, unless and until the aggregate amount of indemnifiable Losses which may be recovered from such Indemnifying Party equals or exceeds 10% of the Purchase Price whereupon the Company Indemnified Parties and the Buyer Indemnified Parties (each, an “Indemnified Party”), respectively, shall be entitled to indemnification for the full amount of such Losses. In no event shall the aggregate indemnification actually paid by an Indemnifying Party for a breach of the representations taken together with all other indemnification actually paid by such Indemnifying Party pursuant to Section 8.2 in respect of breaches of any representations, exceed 10% of the Purchase Price.

Payments pursuant to Section 8.2 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by an Indemnified Party in respect of any such claim. The Indemnified Party shall take, and cause their respective Representatives to take, all commercially reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss; provided, that nothing herein shall require any Indemnified Party to file any claim under any insurance policy.

8.4	Notice of Loss; Third Party Claims.

8.4.1	An Indemnified Party shall give the Indemnifying Party notice of any matter that an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within thirty (30) days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

8.4.2	If an Indemnified Party shall receive notice of any Action, audit, demand or assessment (each, a “Third Party Claim”) against it or which may give rise to a claim for a Loss under this Article VIII, within thirty (30) days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to any Indemnified Party otherwise than under this Article VIII. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within five (5) days of the receipt of notice from the Indemnified Party of such Third Party Claim; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party in its sole and absolute discretion for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party.

ARTICLE IX
Termination and Abandonment

8.5	Termination.

This Agreement may be terminated, and the Transaction may be abandoned at any time prior to the Closing Date as follows:

8.5.1	by mutual written consent of each of the Company and the Buyer, as duly authorized by the respective boards of directors of each of the Company and the Buyer;

8.5.2	by written notice by either the Company or the Buyer, if (i) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order or Law or taken any other Action that is, in each case, then in effect and is final and non-appealable and has the effect of restraining, enjoining or otherwise preventing or prohibiting the Transactions or the agreements contemplated hereby, or (ii) any Governmental Authority shall have finally, without the right to appeal, declined to grant any of the regulatory approvals referred to in Sections 7.1.2 and 7.1.3; provided, however, that the right to terminate this Agreement under this Section 9.1.2 shall not be available to any party hereto whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, any such Governmental Order to have been enacted, issued, promulgated, enforced or entered;

8.5.3	by written notice by the Buyer, if there has been a material breach by the Company or a Stockholder of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Company or a Stockholder shall have become untrue or inaccurate which, in either case, would result in a failure of a condition set forth in Section 7.2.1 (a “Terminating Company Breach”); provided, however, that if such Terminating Company Breach is curable by the Company prior to the Closing Date, then the Company may not terminate this Agreement under this Section 9.1.3 for ten (10) calendar days after delivery of written notice from the Buyer to the Company of such Terminating Company Breach, provided the Company continues to exercise commercially reasonable best efforts to cure such Terminating Company Breach (it being understood that the Buyer may not terminate this Agreement pursuant to this Section 9.1.3 if it shall have materially breached this Agreement or if such Terminating Company Breach is cured during such ten (10) calendar day period); or

8.5.4	by written notice by the Company, if there has been a material breach by the Buyer or of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Buyer shall have become untrue or inaccurate which, in either case, would result in a failure of a condition set forth in Section 7.3.1 (a “Terminating Buyer Breach”); provided, however, that if such Terminating Buyer Breach is curable by the Buyer prior to the Closing Date, then the Company may not terminate this Agreement under this Section 9.1.4 for ten (10) calendar days after delivery of written notice from the Company to the Buyer of such Terminating Buyer Breach, provided the Buyer continues to exercise commercially reasonable efforts to cure such Terminating Buyer Breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 9.1.4 if they shall have materially breached this Agreement or if such Terminating Buyer Breach is cured during such ten (10) calendar day period).

8.6	Effect of Termination.

8.6.1	In the event that this Agreement is validly terminated in accordance with Section 9.1, then each of the parties hereto shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the other parties hereto; provided, that the obligations of the parties hereto set forth in this Section 9.2, Section 6.2 (Confidentiality), Section 6.5 (Public Announcements) and Article X (Miscellaneous) hereof

8.6.2	Nothing in this Section 9.2 shall relieve any of the parties hereto of any liability for a material breach of any of its covenants or agreements or material breach of its representations and warranties contained in this Agreement prior to the date of termination.

ARTICLE X
MISCELLANEOUS

9.1	Expenses. Except as otherwise specified in this Agreement, all Expenses shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

9.2	Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.2):

If to the Company or the Shareholder, to:

Tiltan Software Engineering Ltd.

2 Granit St., Petah Tikva, Israel

Attention: CEO

Email: udi@tiltan-se.co.il & arie@tiltan-se.co.il

With a copy to: liorh@samuel-law.co.il

If to the Buyer, to:

Nukkleus, Inc.

575 Fifth Ave.

New York, NY 10017

Attention: CEO

Email: m@nukk.com

9.3	Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

9.4	Entire Agreement. This Agreement, including the Transaction Documents, the Company Disclosure Letter, and the Buyer Disclosure Letter and the schedules and exhibits hereto constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof and thereof.

9.5	Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Buyer, the Company, and the Shareholder (which consent may be granted or withheld in the sole discretion of each such party) and any such assignment or attempted assignment without such consent shall be null and void. Notwithstanding the foregoing, the Buyer shall have the right to assign all or any portion of this Agreement to an Affiliate or other Person but in such case the Buyer will stay responsible for the complete fulfillment of this Agreement, including the Transaction and issuance of the Nukk Shares, the transfer of the Consideration shares and any breach from the Buyer side.

9.6	Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Company, the Company and the Shareholder; or (b) by a waiver in accordance with Section 10.7. For purposes of this Section 10.6, the Shareholders have agreed that any amendment of this Agreement consented to by Shareholder shall be binding on and enforceable against them, whether or not they have signed such amendment.

9.7	Waiver. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered by the other parties pursuant to this Agreement; or (c) waive compliance with any of the agreements of the other parties or conditions to such obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder. Any waiver of any term or condition hereof shall not be construed as a waiver of any subsequent breach or as a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

9.8	Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the Transactions shall create any rights in, or be deemed to have been executed for, or the benefit of, any Person that is not a party hereto or thereto or a successor or permitted assign of such a party, unless otherwise specified herein, other than Nukk. Except for the provisions of Article VIII relating to Indemnified Parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of the Company, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

9.9	Specific Performance. The parties hereto acknowledge and agree that the parties hereto would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this Agreement by any party hereto could not be adequately compensated by monetary damages alone and that the parties hereto would not have any adequate remedy at law. Accordingly, in addition to any other right or remedy to which any party hereto may be entitled, at law or in equity (including monetary damages), such party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement without posting any bond or other undertaking.

9.10	Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed in that State without giving effect to any choice or conflict of law provision or rule thereof.

9.11	Dispute Resolution and Jurisdiction. (a) Mandatory Mediation. Prior to initiating any legal proceedings arising out of or relating to this Agreement, the Parties shall first attempt to resolve any dispute through good faith mediation. The Parties agree to participate in at least two (2) mediation sessions conducted by a mutually agreed upon mediator. Each Party shall bear its own costs and expenses related to the mediation, and the mediator’s fees shall be shared equally between the Parties; (b) Jurisdiction. If the dispute cannot be resolved through mediation, the Parties hereby irrevocably submit to the exclusive jurisdiction of the competent courts located in Tel Aviv-Jaffa, Israel, which shall apply Delaware law as set forth in Section 9.10.

9.12	Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission, such as by electronic mail in “pdf” form) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be executed as of the date first written above.

TILTAN SOFTWARE ENGINEERING LTD.

By:	/s/ Arie Shafir
Name:	Arie Shafir
Title:	CEO

Nukk Picolo Ltd.

By:	/s/ Menny Shalom
Name:	Menny Shalom
Title:	CEO

Nukkleus Inc, INC.

By:	/s/ Menny Shalom
Name:	Menny Shalom
Title:	CEO

SHAREHOLDER:

By:	/s/ Arie Shafir
Arie Shafir

APPENDIX A- Escrow Agreement (to be attached)

APPENDIX B

COMPANY EMPLOYEES BONUS PLAN

The parties agree on a bonus plan for Company’s employees as follows:

●	The Shareholder will allocate a sum of NIS 500,000 for the bonus plan – out of the Purchase Price.

●	The Buyer will allocate NIS 1,000,000 for the bonus plan.

●	The Buyer will allocate NIS 1,000,000 in Nukk Shares in option bonus plan.

●	The date on which the parties will deposit above said sums in the Company’s account in favor of the employees will be agreed mutually by the parties in accordance with the bonus plan.

●	The Company’s CEO will determine the bonus amount and terms for each employee.

Schedules and Disclosure Letters Required:

1. Company Disclosure Letter (to be provided by Seller)

The following sections need to be completed:

●	Section 3.1(c) - Jurisdictions where Company is organized/qualified

Israel

●	Section 3.2.2 - Outstanding options, warrants, convertible securities

None

●	Section 3.2.3 - Registration rights, voting agreements, shareholders agreements

None – one shareholder holds 100% of the outstanding common stock

●	Section 3.2.4 - All Company Indebtedness (detailed list)

None

●	Section 3.2.5 - Distributions/dividends declared or paid

A final dividend will be declared and distributed before the Closing Date. Previous dividends distributions are shown in the financial statements of the company

●	Section 3.3.6- Finder Fee Agreement with Eyal Brillant

●	Section 3.5 - Governmental approvals required for the transaction

The Israeli Defense Export Controls Agency – Tiltan should give them a notice regarding change in control

●	Section 3.6 - Conflicts requiring consents or waivers

None

●	Section 3.8 - Material changes since interim financials

None

●	Section 3.9 - Undisclosed liabilities

None

●	Section 3.11.1 - Agreements with Governmental Authorities

Agreement with IMOD – See DD

●	Section 3.11.2 - Material permits and licenses (Company Permits)

Tiltan holds export permits for some of it’s products – The documents are classified

●	Section 3.12 - Litigation and legal proceedings

None

●	Section 3.14.1 - List of all Company Contracts (with specific categories)

PO IAI.

PO Elbit.

PO with Rafael.

PO with Avanta Global.

NDA agreements.

MOU agreements.

Contracts with Sub-contractors.

Contracts with Suppliers.

Contract with PAZOMAT – No agreement supplied

SEE - DD

●	Section 3.14.2 - Issues with Company Contracts

NON

●	Section 3.15.2 - Intellectual Property matters

NON

●	Section 3.16.1 - Employee benefit plans

NON

●	Section 3.17.1 - Employee claims/actions

NON

●	Section 3.17.4 - Complete employee list with compensation details

See Table below

●	Section 3.17.5 - Independent contractors list

Dor Dagan

Hypetech

Andray Shadhan

Nataly Sadovnik – No contract supplied

Avinoam Apter – No contract supplied

Amit Alexander

SEE - DD

●	Section 3.18.2 - Tax jurisdictions

Israel

●	Section 3.19.2 - Real property leases

Lease agreement for the current offices in Petah Tikva

●	Section 3.20 - Environmental matters

None

●	Section 3.24 - Service Provider Contracts

Y-Tech

Layer

CPO

●	Schedule 7.1 - List of required regulatory approvals and third-party consents

IMOD – declaration

IAI – declaration

Rafael – declaration

Elbit – approval

SEE - DD

מס' עובד	שם העובד	תאריך התחלת עבודה בחברה	היקף משרה %	מקבל שעות נוספות? כן=1	ימי חופשה שנתית	יתרת ימי חופשה	יתרת ימי מחלה	יתרת הבראה	שכר כולל	תמלוגים	פיצויים	אובדן כושר	קרן השת.	נסיעות	דרגת רכב חברה	הקצבת דלק	הקצבה לנייד	הבראה שנתית	תוספות בשכר	תוספות מחוץ לשכר	ימי הודעה מוקדמת	יש סעיף 14 כן=1	שונות והערות
1	אריה שפיר	01.02.2015	100	לא (גלובלי)	23.00	238.08	90	8	15,000	975	1,250		1,125		0	0	0	3,344	0	0	30	1
2	אהוד שפיר	01.02.2015	100	לא (גלובלי)	22.00	228.75	90	8	35,000	2,275	2,916		1,178		2+	ב. מוקצב	0	3,344	0	0	30	1
3	צדיק דנה	01.02.2015	85	לא (גלובלי)	20.00	-10.1	58	8	16,596	742	1,124	84	1,012	315	0	0	0	3,344	0	0	30	1
4	אלתר אמיר	01.02.2015	100	לא (גלובלי)	14.40	65.2	90	8	36,218	2,354	3,017				2+	ב. מוקצב	0	3,344	0	0	30	1
5	מתתיהו עומרי	01.02.2015	100	לא (גלובלי)	21.00	5.45	78	8	17,348	1,105	1,416		393	315	0	0	0	3,344	0	0	30	1
6	שפיגל יובל	01.02.2015	100	לא (גלובלי)	20.00	30.92	90	8	25,394	1,621	2,078		1,178		2+	ב. מוקצב	0	3,344	0	0	30	1
7	שיינשיין אלכס	01.02.2015	100	לא (גלובלי)	22.00	33.08	90	8	28,208	1,546	2,300	440	1,178		2+	ב. מוקצב	0	3,344	0	0	30	1
8	נהרי אלון	01.02.2015	100	לא (גלובלי)	22.00	51.08	90	8	38,235	2,185	3,165	950	1,178	315	0	0	0	3,344	0	0	30	1
9	דויד שלומי	01.06.2021	100	לא (גלובלי)	14.00	8	59	7	31,500	1,755	2,249		1,178	315	0	0	0	2,926	0	0	30	1
10	שפילברג אברהם	06.07.2021	100	לא (גלובלי)	20.00	23.09	71.27	7	42,315	2,730	3,499		1,178	315	0	0	0	2,926	0	0	30	1
11	סז'מן דוד	28.01.2024	100	לא (גלובלי)	20.00	21.76	23.26	8	33,565	2,161	2,770		1,178	315	0	0	0	3,344	0	0	30	1
12	עינב אלדד	20.08.2024	100	לא (גלובלי)	20.00	8.89	17.07	5	17,579	1,105	1,416		1,178	315	0	0	0	2,090	0	0	30	1
13	דניאל סטיקו	22.06.2025	100	לא (גלובלי)	20.00	1.81	1.64	0.45	29,235	2,055	2,416			315	0	0	0		0	0	30	1	לאחר 3 חודשים מושלמת קרן השת.
14	אייל היזמי	18.08.2025	100	לא (גלובלי)					30,000	1,950	2,499			315	0	0	0		0	0	30	1	על פי סימולציה, לאחר 3 חודשים מושלמת קרן השת.